NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2012 EARNINGS

IRVINE, California, April 18, 2012 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings for its first quarter ended March 31, 2012.

Operating results for the first quarter of 2012 included revenues of $44.5 million, an increase of approximately $12.1 million, or 37.4%, compared to $32.4 million for the first quarter of 2011.  Total operating expenses for the first quarter of 2012 were $44.0 million, an increase of $7.4 million, or 20.2%, as compared to $36.6 million for the 2011 period.  Pretax income for the first quarter of 2012 was $512,000 compared to pretax loss of $4.2 million in the first quarter of 2011.  Net income for the first quarter of 2012 was $512,000, or $0.02 per diluted share, compared to net loss of $4.2 million, or $0.23 per diluted share, for the year-ago quarter.

During the first quarter of 2012, CPS purchased $119.9 million of contracts from dealers as compared to $92.2 million during the fourth quarter of 2011 and $50.0 million during the first quarter of 2011.  The Company's managed receivables totaled $781.8 million as of March 31, 2012, an increase of $102.1 million, or 15%, from $679.7 million as of March 31, 2011, as follows ($ in millions):

	March 31, 2012	March 31, 2011
Owned by Consolidated Subsidiaries*	$721.6	$546.3
Owned by Non-Consolidated Subsidiaries	34.4	71.6
As Third Party Servicer	25.8	61.8
Total	$781.8	$679.7

* Before $50.9 million and $39.3 million of allowance for credit losses, deferred acquisition fees, repossessed vehicles and the fair value adjustment on the Fireside portfolio for 2012 and 2011, respectively.

The Company's managed receivables increased year-over-year for the second time since 2008.  This was a result of the acquisition of the $237 million portfolio from Fireside Bank in September 2011 and continued growth in new contract purchases during the last several quarters.  The portfolio by originating entity is as follows ($ in millions):

Originating Entity	March 31, 2012	March 31, 2011
CPS	$621.7	$611.6
Fireside Bank	133.2	0.0
TFC	1.1	6.3
As Third Party Servicer	25.8	61.8
Total	$781.8	$679.7

Annualized net charge-offs for the first quarter of 2012 were 3.90% of the average owned portfolio as compared to 9.32% for the first quarter of 2011.  Delinquencies greater than 30 days (including repossession inventory) were 3.51% of the total owned portfolio as of March 31, 2012, as compared to 5.82% as of March 31, 2011.

"We are pleased to announce our second consecutive quarter of profitability and an improvement vs. the previous quarter," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "Operationally, we have maintained the positive momentum from last year into 2012 with new contract purchases increasing 30% quarter-over-quarter and asset performance metrics that have continued to improve.  In addition, we completed our first term securitization of 2012 in March with a blended coupon of approximately 3.50%, the lowest for the Company in the last 10 years."

Conference Call

CPS announced that it will hold a conference call on Thursday, April 19, 2012, at 1:30 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay will be available between April 19, 2012 and April 25, 2012, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 73718135.  A broadcast of the conference call will also be available live and for 30 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 31,
	2012	2011
Revenues:
Interest income	$40,611	$28,584
Servicing fees	801	1,415
Other income	3,106	2,396
	44,518	32,395
Expenses:
Employee costs	8,871	7,623
General and administrative	4,497	3,639
Interest	22,309	19,126
Provision for credit losses	4,836	3,692
Other expenses	3,493	2,521
	44,006	36,601
Income (loss) before income taxes	512	(4,206)
Income taxes	-	-
Net income (loss)	$512	$(4,206)

Earnings (loss) per share:
Basic	$0.03	$(0.23)
Diluted	$0.02	(0.23)

Number of shares used in computing earnings (loss)
per share:
Basic	19,416	18,122
Diluted	22,601	18,122

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011

Cash	$10,614	$10,094
Restricted cash	131,543	159,228
Total Cash	142,157	169,322

Finance receivables	554,999	516,630
Allowance for finance credit losses	(11,251)	(10,351)
Finance receivables, net	543,748	506,279

Finance receivables measured at fair value	126,923	160,253
Residual interest in securitizations	4,612	4,414
Deferred tax assets, net	15,000	15,000
Other assets	34,887	34,782
	$867,327	$890,050

Accounts payable and other liabilities	$25,955	$27,993
Warehouse line of credit	28,929	25,393
Residual interest financing	18,015	21,884
Debt secured by receivables measured at fair value	133,017	166,828
Securitization trust debt	599,678	583,065
Senior secured debt, related party	53,570	58,344
Subordinated debt	20,741	20,750
	879,905	904,257

Shareholders' equity	(12,578)	(14,207)
	$867,327	$890,050

Operating and Performance Data ($ in thousands)	At and for the
	Three months ended
	March 31,
	2012	2011

Contract purchases	119,903	50,036

Total managed portfolio	781,803	679,763

Average managed portfolio	783,205	704,149

Net interest margin (1)	18,302	9,458

Risk adjusted margin (2)	13,466	5,766

Core operating expenses (3)	16,861	13,783
Annualized % of average managed portfolio	8.61%	7.83%

Allowance for finance credit losses as % of fin. receivables	2.03%	2.24%

Aggregate allowance as % of fin. receivables (4)	2.74%	3.77%

Delinquencies
31+ Days	2.13%	3.08%

Repossession Inventory	1.38%	2.74%

Total Delinquencies and Repossession Inventory	3.51%	5.82%

Annualized net charge-offs as % of average owned portfolio	3.90%	9.32%

(1) Interest income less interest expense.
(2) Net interest margin less provision for credit losses.
(3) Total expenses less interest and provision for credit losses.
(4) Includes allowance for finance credit losses and allowance for repossession inventory.